Exhibit 99.1

BLOCKBUSTER APPOINTS ROBERT A. BOWMAN

AND GARY J. FERNANDES TO BOARD OF DIRECTORS

DALLAS, Dec. 8, 2004 – Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of in-home movie and game entertainment, today announced the appointment of Robert A. Bowman and Gary J. Fernandes to its Board of Directors, effective today. As independent directors, Bowman will chair the Audit Committee and Fernandes will chair the Compensation Committee.

Bowman is President and CEO of Major League Baseball Advanced Media LP (MLBAM), the interactive media and internet company of Major League Baseball. Prior to joining MLBAM, Bowman held several management positions at ITT Corporation, including President, COO and CFO. Before joining ITT, he served as the Michigan State Treasurer for eight years. He has also worked as an investment banker at Goldman Sachs & Company, and as a Special Assistant to the Assistant Secretary of Domestic Finance at the U.S. Department of Treasury.

In addition, Bowman serves as President of the Michigan Education Trust and is a member of the Board of Directors of World Wrestling Entertainment Inc. and Warnaco Group Inc.

Fernandes retired from EDS as Vice Chairman in 1998 after a 30-year career with the company. Since his retirement, he founded Convergent Partners, a venture capital fund focusing on buyouts of technology enabled companies. In addition, Fernandes served as Chairman and CEO of GroceryWorks.com, an internet grocery fulfillment company. Fernandes is currently Chairman of FLF Investments, a family business involved with acquisition and management of commercial real estate properties and other assets.

Fernandes serves on the Board of Directors of 7-Eleven Inc.; Anacomp Inc.; BancTech Processors, Inc.; WebMethods Inc.; Computer Associates International Inc. and The Texas A&M University-Commerce Foundation. He is also a member of the Board of Governors of the Boys & Girls Clubs of America and Trustee for the O’Hara Trust and The Hall-Voyer Foundation.

“We are fortunate to have these two highly talented business leaders join the Blockbuster Board,” said John F. Antioco, Blockbuster Chairman and CEO. “ Both Robert and Gary bring unique business backgrounds to our Board and their perspective and experience should be tremendous assets in helping us continue toward Blockbuster’s mission to become the complete source for movies and games.”

With Bowman and Fernandes, the Blockbuster Board is now made up of five independent directors including Jackie M. Clegg, Linda Griego and John L. Muething. John F. Antioco, Blockbuster Chairman and CEO also serves on the Board.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

Contact:	Randy Hargrove
Director, Corporate Communications
(214) 854-3190

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